Exhibit 99.1

RPM Reports Record Fiscal 2025 Second-Quarter Results

•	Record second-quarter sales of $1.85 billion, an increase of 3.0% over prior year

•	Record second-quarter net income of $183.2 million, record diluted EPS of $1.42, and record EBIT of $227.6 million

•	Record second-quarter adjusted diluted EPS of $1.39 increased 13.9% over prior year and record adjusted EBIT increased 7.7% to $255.1 million

•	Strong second-quarter cash provided by operating activities of $279.4 million

•	Fiscal 2025 third-quarter outlook calls for flat sales and adjusted EBIT to grow or decline by low-single-digits

•	Fiscal 2025 full-year sales outlook reiterated at low-single-digit growth and adjusted EBIT outlook narrowed to 6% to 10% growth

MEDINA, OH – January 7, 2025 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported record financial results for its fiscal 2025 second quarter ended November 30, 2024.

Frank C. Sullivan, RPM chairman and CEO commented, “Across our businesses, RPM associates demonstrated their ability to capitalize on growth opportunities in a mixed economic environment, leading to all four of our segments generating positive volume during the second quarter, as well as record consolidated sales. The momentum of our MAP 2025 operating improvement initiatives also continued, including the hard work to streamline SG&A expenses. The combination of these efforts resulted in all segments growing adjusted EBIT to achieve record consolidated second-quarter adjusted EBIT for the 12th consecutive quarter, record adjusted EBIT margin, and continued strength in operating cash flow.”

He added, “Our Construction Products and Performance Coatings Groups continued generating good growth as they leveraged their focus on repair and maintenance and their technical products to serve high-performance construction projects. In our Consumer and Specialty Products Groups, sales grew as they expanded market share, residential end markets showed signs of stabilization, and weather conditions were favorable for most of the quarter.”

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

Second-Quarter 2025 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	November 30,	November 30,
	2024	2023	$ Change	% Change
Net Sales	$1,845,318	$1,792,275	$53,043	3.0%
Net Income Attributable to RPM Stockholders	183,204	145,505	37,699	25.9%
Diluted Earnings Per Share (EPS)	1.42	1.13	0.29	25.7%
Income Before Income Taxes (IBT)	212,982	195,824	17,158	8.8%
Earnings Before Interest and Taxes (EBIT)	227,633	220,883	6,750	3.1%
Adjusted EBIT(1)	255,076	236,893	18,183	7.7%
Adjusted Diluted EPS(1)	1.39	1.22	0.17	13.9%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Sales growth was driven by higher volumes in all four segments as businesses leveraged their focus on repair and maintenance and capitalized on targeted organic growth opportunities. Businesses serving high-performance construction projects with technical solutions performed particularly well. Those serving residential end markets exhibited signs of stabilization and were aided by favorable weather.

Geographically, sales growth was generally solid across North American businesses and was mixed elsewhere. In Europe, MAP 2025 initiatives resulted in significantly improved profitability. Africa / Middle East generated strong organic growth driven by demand from high-performance construction and infrastructure projects, while Latin American sales declined due to foreign currency translation. Asia / Pacific sales declined due to challenging comparisons in the prior year when a large project was completed.

Sales included 3.7% organic growth, a 0.1% decline from divestitures net of acquisitions, and a 0.6% decline from foreign currency translation.

Adjusted EBIT and adjusted EBIT margin were second-quarter records, driven by MAP 2025 initiatives, improved sales and structural SG&A streamlining, which resulted in SG&A decreasing as a percentage of sales, partially offset by unfavorable mix. The commodity cycle was neutral during the quarter, and included pockets of inflation, particularly in the Consumer Group. Adjusted EBIT includes the negative impact of a $4.4 million bad debt expense from a Consumer Group customer bankruptcy.

Adjusted diluted EPS was a record, driven by adjusted EBIT growth, and strong cash flow, which resulted in $226.5 million in debt paydowns over the prior 12 months and lower interest expense.

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

Second-Quarter 2025 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2024	2023	$ Change	% Change
Net Sales	$690,116	$661,750	$28,366	4.3%
Income Before Income Taxes	105,652	98,398	7,254	7.4%
EBIT	106,550	98,953	7,597	7.7%
Adjusted EBIT(1)	108,560	99,613	8,947	9.0%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

CPG sales were a record and were driven by turnkey roofing systems and services, which benefited from its restoration project focus, direct sales model, and high level of customer service. Hurricane activity negatively impacted some construction demand in the second quarter.

Sales included 4.9% organic growth, 0.1% growth from acquisitions, and a 0.7% decline from foreign currency translation.

Record second-quarter adjusted EBIT was driven by sales growth and MAP 2025 benefits, partially offset by unfavorable mix.

Performance Coatings Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2024	2023	$ Change	% Change
Net Sales	$380,103	$374,856	$5,247	1.4%
Income Before Income Taxes	63,773	61,502	2,271	3.7%
EBIT	63,237	60,077	3,160	5.3%
Adjusted EBIT(1)	64,956	60,870	4,086	6.7%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

PCG achieved record second-quarter sales led by the flooring and protective coatings businesses serving high-performance construction projects. Growth was strongest in Europe, where MAP 2025 initiatives and improved collaboration generated positive results. Africa / Middle East growth was also strong, driven by demand from high-performance building and infrastructure projects.

Sales included 3.3% organic growth, a 1.1% decline from divestitures net of acquisitions, and a 0.8% decline from foreign currency translation.

Adjusted EBIT was a second-quarter record and was driven by MAP 2025 benefits and sales growth.

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

Specialty Products Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2024	2023	$ Change	% Change
Net Sales	$184,852	$176,982	$7,870	4.4%
Income Before Income Taxes	16,694	10,145	6,549	64.6%
EBIT	16,813	10,041	6,772	67.4%
Adjusted EBIT(1)	19,625	16,920	2,705	16.0%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

SPG’s sales growth was driven by the disaster restoration business’s response to hurricane activity and strength in the food coatings and additives business, which benefited from a previous acquisition. Specialty residential OEM demand showed signs of stabilization during the quarter.

Sales included 2.4% organic growth, 1.5% growth from an acquisition and 0.5% growth from foreign currency translation.

Adjusted EBIT increased as a result of MAP 2025 benefits and improved sales.

Consumer Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2024	2023	$ Change	% Change
Net Sales	$590,247	$578,687	$11,560	2.0%
Income Before Income Taxes	88,311	98,066	(9,755)	(9.9%)
EBIT	88,434	97,197	(8,763)	(9.0%)
Adjusted EBIT(1)	96,642	96,395	247	0.3%

(1)	Excludes certain items that are not indicative of RPM's ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s sales growth was driven by market shares gains and stabilization in DIY takeaway, including the impact of favorable weather for most of the quarter. Customer inventory levels were generally steady during the quarter. The rationalization of lower margin products was a drag on sales, while strong growth continued in international markets due to targeted marketing campaigns.

Sales included 2.7% organic growth and a 0.7% decline from foreign currency translation.

Adjusted EBIT was a record, driven by MAP 2025 benefits, sales growth and the rationalization of lower-margin products, partially offset by $4.4 million in bad debt expense from a retail customer bankruptcy, and raw material and labor inflation.

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

Cash Flow and Financial Position

During the first six months of fiscal 2025:

•

Cash provided by operating activities was $527.5 million, driven by improved profitability and working capital efficiency, both of which were enabled by MAP 2025 initiatives. This compares to a record $767.8 million in the prior-year period when there was a larger working capital release as supply chains normalized.

•	Operating working capital as a percentage of sales improved by 100 basis points to 22.0% compared to 23.0% in the prior-year period, driven by MAP 2025 working capital efficiency initiatives.

•

Capital expenditures were $100.7 million compared to $89.3 million during the prior-year period and included investments in a newly opened production facility in Belgium and another in India, which is expected to open in the second half of fiscal 2025.

•	The company returned $159.5 million to stockholders through cash dividends and share repurchases.

•	The company acquired TMP Convert SAS late in the fiscal second quarter to expand its decking and landscaping offerings.

As of November 30, 2024:

•	Total debt was $2.03 billion compared to $2.25 billion a year ago, with the $226.5 million reduction driven by improved cash flow being used to repay higher-cost debt.

•	Total liquidity, including cash and committed revolving credit facilities, was $1.50 billion, compared to $1.51 billion a year ago.

Business Outlook

“We remain focused on things within our control in a mixed economic environment. These include leveraging our competitive strengths to outgrow our markets and implementing MAP 2025 initiatives. So far in the third quarter, the progress we are making in these areas is being offset by end market pressure caused by winter weather that is meaningfully harsher than the prior year. Overall, we anticipate sales and adjusted EBIT will be similar to the prior year in what is our seasonally slowest quarter. Construction Products and Performance Coatings Groups continue to execute well with their focus on high performance buildings, and maintenance and restoration projects. In our Consumer and Specialty Products Groups, stubbornly elevated mortgage rates and the unfavorable weather conditions have put pressure on sales in these segments,” Sullivan concluded.

The company expects the following in the fiscal 2025 third quarter:

•	Consolidated sales to be flat compared to prior-year record results.

•	CPG sales to increase in the low-single-digit percentage range compared to prior-year record results.

•	PCG sales to be flat to up slightly compared to prior-year record results.

•	SPG sales to decrease in the low-single-digit percentage range compared to prior-year results.

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

•	Consumer Group sales to decrease in the low-single-digit percentage range compared to prior-year results.

•	Consolidated adjusted EBIT to grow or decline in the low-single-digit percentage range compared to prior-year record results.

The company expects the following for full-year fiscal 2025:

•	Consolidated sales increasing in the low-single-digit percentage range compared to prior-year record results, which is unchanged from the prior outlook.

•	Consolidated adjusted EBIT increasing between 6% and 10% compared to prior-year record results, which is a narrower range than the previous outlook of mid-single-digit to low-double-digit growth.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. ET today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from January 7, 2025, until January 14, 2025. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 3824316. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company is ranked on the Fortune 500® and employs approximately 17,200 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

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RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

From Fortune ©2024 Fortune Media IP Limited. All rights reserved. Used under license. Fortune and Fortune 500 are registered trademarks of Fortune Media IP Limited and are used under license. Fortune and Fortune Media IP Limited are not affiliated with, and do not endorse the products or services of RPM International Inc.

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our third-quarter fiscal 2025 or full-year fiscal 2025 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Use of Key Performance Indicator Metric

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use the key performance indicator (“KPI”) metric of operating working capital as a percentage of sales, which is defined as the net amount of net trade accounts receivable plus inventories less accounts payable, all divided by trailing twelve-month net sales. We evaluate the working capital investment needs of our business to support current operations as well as future changes in business activity. For that reason, we believe operating working capital as a percentage of sales is also useful to investors as a metric in their investment decisions.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global and regional markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, and the risks of failing to meet any other objectives of our improvement plans; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to a public health crisis similar to the Covid pandemic; (l) risks related to acts of war similar to the Russian invasion of Ukraine; (m) risks related to the transition or physical impacts of climate change and

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (n) risks related to our or our third parties’ use of technology including artificial intelligence, data breaches and data privacy violations; (o) the shift to remote work and online purchasing and the impact that has on residential and commercial real estate construction; and (p) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2024, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this press release.

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2024	2023	2024	2023
Net Sales	$1,845,318	$1,792,275	$3,814,107	$3,804,132
Cost of Sales	1,080,774	1,044,047	2,212,890	2,227,287

Gross Profit	764,544	748,228	1,601,217	1,576,845
Selling, General & Administrative Expenses	529,836	523,289	1,055,982	1,054,321
Restructuring Expense	7,557	1,239	14,759	7,737
Interest Expense	23,177	30,348	47,611	62,166
Investment (Income), Net	(8,526)	(5,289)	(19,552)	(17,728)
Other (Income) Expense, Net	(482)	2,817	(1,016)	5,371

Income Before Income Taxes	212,982	195,824	503,433	464,978
Provision for Income Taxes	29,532	50,009	91,429	117,850

Net Income	183,450	145,815	412,004	347,128
Less: Net Income Attributable to Noncontrolling Interests	246	310	1,108	541

Net Income Attributable to RPM International Inc. Stockholders	$183,204	$145,505	$410,896	$346,587

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.43	$1.13	$3.21	$2.70

Diluted	$1.42	$1.13	$3.19	$2.69

Average shares of common stock outstanding - basic	127,658	127,758	127,675	127,816

Average shares of common stock outstanding - diluted	128,344	128,249	128,392	128,312

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2024	2023	2024	2023
Net Sales:
CPG Segment	$690,116	$661,750	$1,484,107	$1,444,539
PCG Segment	380,103	374,856	751,862	753,369
SPG Segment	184,852	176,982	359,417	357,933
Consumer Segment	590,247	578,687	1,218,721	1,248,291

Total	$1,845,318	$1,792,275	$3,814,107	$3,804,132

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$105,652	$98,398	$262,650	$238,850
Interest (Expense), Net (b)	(898)	(555)	(1,364)	(3,951)

EBIT (c)	106,550	98,953	264,014	242,801
MAP initiatives (d)	2,010	660	4,450	1,409

Adjusted EBIT	$108,560	$99,613	$268,464	$244,210

PCG Segment
Income Before Income Taxes (a)	$63,773	$61,502	$128,065	$106,323
Interest Income, Net (b)	536	1,425	1,009	2,549

EBIT (c)	63,237	60,077	127,056	103,774
MAP initiatives (d)	1,719	793	2,492	16,147

Adjusted EBIT	$64,956	$60,870	$129,548	$119,921

SPG Segment
Income Before Income Taxes (a)	$16,694	$10,145	$31,897	$26,542
Interest (Expense) Income, Net (b)	(119)	104	(206)	203

EBIT (c)	16,813	10,041	32,103	26,339
MAP initiatives (d)	2,812	2,926	5,871	5,645
(Gain) on sale of a business (e)	—	—	(237)	(1,123)
Legal contingency adjustment on a divested business (g)	—	3,953	—	3,953

Adjusted EBIT	$19,625	$16,920	$37,737	$34,814

Consumer Segment
Income Before Income Taxes (a)	$88,311	$98,066	$196,461	$229,895
Interest (Expense) Income, Net (b)	(123)	869	(380)	1,619

EBIT (c)	88,434	97,197	196,841	228,276
MAP initiatives (d)	8,208	34	16,015	414
Business interruption insurance recovery (f)	—	(836)	—	(11,128)

Adjusted EBIT	$96,642	$96,395	$212,856	$217,562

Corporate/Other
(Loss) Before Income Taxes (a)	$(61,448)	$(72,287)	$(115,640)	$(136,632)
Interest (Expense), Net (b)	(14,047)	(26,902)	(27,118)	(44,858)

EBIT (c)	(47,401)	(45,385)	(88,522)	(91,774)
MAP initiatives (d)	12,694	8,480	23,335	21,174

Adjusted EBIT	$(34,707)	$(36,905)	$(65,187)	$(70,600)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$212,982	$195,824	$503,433	$464,978
Interest (Expense)	(23,177)	(30,348)	(47,611)	(62,166)
Investment Income, Net	8,526	5,289	19,552	17,728

EBIT (c)	227,633	220,883	531,492	509,416
MAP initiatives (d)	27,443	12,893	52,163	44,789
(Gain) on sale of a business (e)	—	—	(237)	(1,123)
Business interruption insurance recovery (f)	—	(836)	—	(11,128)
Legal contingency adjustment on a divested business (g)	—	3,953	—	3,953

Adjusted EBIT	$255,076	$236,893	$583,418	$545,907

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $7.6 million and $1.2 million for the quarters ended November 30, 2024 and November 30, 2023 respectively, and $14.8 million and $7.7 million for the six months ended November 30, 2024 and November 30, 2023 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”, accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the prior year loss on sale and increase in our allowance for doubtful accounts resulting from of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment.

•

Exited product lines: Sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG partially offset by inventory write-offs related to the discontinuation of certain product lines within our SPG segment. These amounts resulted from ongoing product line rationalization efforts in connection with our MAP initiatives.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, including Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within our Corporate/Other segment.

Included below is a reconciliation of the TOTAL CONSOLIDATED MAP initiatives.

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2024	2023	2024	2023
Restructuring and other related expense, net	$11,299	$2,232	$22,053	$18,660
Exited product line	—	(295)	—	(249)
ERP consolidation plan	4,005	3,418	8,949	6,561
Professional fees	12,139	7,538	21,161	19,817

MAP initiatives	$27,443	$12,893	$52,163	$44,789

(e)	Reflects gains associated with post-closing adjustments for the sale of the non-core furniture warranty business in the SPG segment in fiscal 2023 which have been recorded in “SG&A”.
(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in “SG&A”.

(g)	Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in FY23. We strongly disagree with the legal ruling and have filed an appeal.

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2024	2023	2024	2023
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.42	$1.13	$3.19	$2.69
MAP initiatives (d)	0.16	0.07	0.31	0.27
(Gain) on sales of a business (e)	—	—	—	(0.01)
Business interruption insurance recovery (f)	—	—	—	(0.07)
Legal contingency adjustment on a divested business (g)	—	0.02	—	0.02
Investment returns (h)	(0.02)	—	(0.05)	(0.04)
Income tax adjustments (i)	(0.17)	—	(0.22)	—

Adjusted Earnings per Diluted Share (j)	$1.39	$1.22	$3.23	$2.86

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $7.6 million and $1.2 million for the quarters ended November 30, 2024 and November 30, 2023 respectively, and $14.8 million and $7.7 million for the six months ended November 30, 2024 and November 30, 2023 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”, accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the prior year loss on sale and increase in our allowance for doubtful accounts resulting from of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment.

•

Exited product lines: Sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG partially offset by inventory write-offs related to the discontinuation of certain product lines within our SPG segment. These amounts resulted from ongoing product line rationalization efforts in connection with our MAP initiatives.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, including Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within our Corporate/Other segment.

(e)	Reflects gains associated with post-closing adjustments for the sale of the non-core furniture warranty business in the SPG segment in fiscal 2023 which have been recorded in “SG&A”.
(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in “SG&A”.

(g)	Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in FY23. We strongly disagree with the legal ruling and have filed an appeal.
(h)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(i)

U.S. foreign tax credits recognized as a result of global cash redeployment and debt optimization projects, as well as other adjustments to our net deferred tax asset related to U.S. foreign tax credit carryforwards resulting from our reassessment of income tax positions following recent developments in U.S. income tax case law.

(j)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	November 30, 2024	November 30, 2023	May 31, 2024
Assets
Current Assets
Cash and cash equivalents	$268,683	$262,746	$237,379
Trade accounts receivable	1,343,207	1,290,788	1,468,208
Allowance for doubtful accounts	(52,671)	(57,448)	(48,763)

Net trade accounts receivable	1,290,536	1,233,340	1,419,445
Inventories	995,262	1,102,815	956,465
Prepaid expenses and other current assets	326,155	320,106	282,059

Total current assets	2,880,636	2,919,007	2,895,348

Property, Plant and Equipment, at Cost	2,615,862	2,407,579	2,515,847
Allowance for depreciation	(1,238,798)	(1,154,468)	(1,184,784)

Property, plant and equipment, net	1,377,064	1,253,111	1,331,063

Other Assets
Goodwill	1,341,129	1,311,653	1,308,911
Other intangible assets, net of amortization	512,568	533,659	512,972
Operating lease right-of-use assets	353,706	324,272	331,555
Deferred income taxes	35,945	25,201	33,522
Other	182,022	170,474	173,172

Total other assets	2,425,370	2,365,259	2,360,132

Total Assets	$6,683,070	$6,537,377	$6,586,543

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$672,921	$650,771	$649,650
Current portion of long-term debt	6,060	5,548	136,213
Accrued compensation and benefits	213,999	204,921	297,249
Accrued losses	35,126	34,881	32,518
Other accrued liabilities	365,781	358,234	350,434

Total current liabilities	1,293,887	1,254,355	1,466,064

Long-Term Liabilities
Long-term debt, less current maturities	2,019,846	2,246,834	1,990,935
Operating lease liabilities	304,517	278,028	281,281
Other long-term liabilities	244,891	298,257	214,816
Deferred income taxes	102,279	97,349	121,222

Total long-term liabilities	2,671,533	2,920,468	2,608,254

Total liabilities	3,965,420	4,174,823	4,074,318

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 128,568; 128,872; 128,629)	1,286	1,289	1,286
Paid-in capital	1,164,301	1,141,970	1,150,751
Treasury stock, at cost	(915,818)	(830,402)	(864,502)
Accumulated other comprehensive (loss)	(580,763)	(589,690)	(537,290)
Retained earnings	3,047,021	2,637,387	2,760,639

Total RPM International Inc. stockholders’ equity	2,716,027	2,360,554	2,510,884
Noncontrolling interest	1,623	2,000	1,341

Total equity	2,717,650	2,362,554	2,512,225

Total Liabilities and Stockholders’ Equity	$6,683,070	$6,537,377	$6,586,543

RPM Reports Results for Fiscal 2025 2nd Quarter

January 7, 2025

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended
	November 30,	November 30,
	2024	2023
Cash Flows From Operating Activities:
Net income	$412,004	$347,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92,743	84,177
Deferred income taxes	(31,252)	(5,574)
Stock-based compensation expense	13,549	17,147
Net (gain) on marketable securities	(10,684)	(6,226)
Net loss on sales of assets and businesses	—	3,623
Other	(335)	4,007
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	122,603	272,262
(Increase) decrease in inventory	(42,981)	37,243
(Increase) decrease in prepaid expenses and other current and long-term assets	(11,193)	21,260
Increase (decrease) in accounts payable	34,364	(11,806)
(Decrease) in accrued compensation and benefits	(84,929)	(53,980)
Increase in accrued losses	2,827	8,332
Increase in other accrued liabilities	30,792	50,188

Cash Provided By Operating Activities	527,508	767,781

Cash Flows From Investing Activities:
Capital expenditures	(100,732)	(89,300)
Acquisition of businesses, net of cash acquired	(85,649)	(15,404)
Purchase of marketable securities	(23,533)	(22,057)
Proceeds from sales of marketable securities	12,802	13,796
Other	(1,424)	1,326

Cash (Used For) Investing Activities	(198,536)	(111,639)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	25,086	—
Reductions of long-term and short-term debt	(134,022)	(449,485)
Cash dividends	(124,514)	(113,325)
Repurchases of common stock	(35,000)	(25,000)
Shares of common stock returned for taxes	(16,150)	(20,689)
Payment of acquisition-related contingent consideration	(1,122)	(1,082)
Other	(689)	(713)

Cash (Used For) Financing Activities	(286,411)	(610,294)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(11,257)	1,111

Net Change in Cash and Cash Equivalents	31,304	46,959
Cash and Cash Equivalents at Beginning of Period	237,379	215,787

Cash and Cash Equivalents at End of Period	$268,683	$262,746